Exhibit 13.1

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XChange Place

THE THESIS VERTICALS TEAM LEARN MO

INSTITUTIONAL ALTERNATIVE ASSETS

Invest in *XChange Ventures*

Alternative architecture for classic 60/40 model investors—expanding performance with non-correlated assets, strategic fractional liquidity, and exclusive ecosystem rewards.

LEARN ABOUT XCHANGE VENTURES


MANAGER
Jay Glazer

This communication may include statements that constitute "testing-the-waters" materials under Rule 255 of Regulation A. No money or other consideration is being solicited, and if sent, will not be accepted. No offer to buy the securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the U.S. Securities and Exchange Commission ("SEC") has been qualified. Any indication of interest involves no obligation or commitment of any kind. An offering of securities under Regulation A will only be made by means of an offering circular, and this communication does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall any sales be made in any jurisdiction where such activity would be unlawful prior to registration or qualification under applicable securities laws. No assurance can be given that the SEC will qualify the offering. Any financial or operational projections contained herein are forward-looking statements subject to significant risks and uncertainties, and actual results may differ materially.

THESIS PILLAR 01

Cutting-Edge Investments *in Unique Alternatives*

Legacy investment strategies restrict allocators to conventional index tracking. XChange Ventures bypasses standard barriers to construct custom avenues into premium, high-conviction alternative markets that naturally inspire and build portfolio value.

Our mandate targets highly selective, historically insulated areas: professional sports, art, entertainment offerings, and unique real estate investments. These assets yield true non-correlated return potential, offering strategic





Modern Fractionalization *Unlocking Frozen Assets*

Fractionalization is the modern way to create active markets for assets that are historically highly illiquid. By breaking down multi-million dollar physical holdings into precise fractional shares, we allow institutional and qualified allocators to balance exposure directly.

This framework is engineered to capture hidden premiums. It bridges high-end alternative investing with digital accessibility, establishing a secondary-market architecture where users can acquire, trade, and exchange high-conviction fractions smoothly.

THESIS PILLAR 03

Capital Protection *via Zero-Coupon Treasuries*

In addition to unlocking alternative asset markets and designing a pathway for liquid fractional markets, we integrate foundational security by allocating a portion of pool capital directly to zero-coupon U.S. Treasuries.

By coordinating treasury purchase maturities with our investment cycles, this framework provides strategic downside protection, freeing you to participate in alternative markets with less risk over time.





Investor Participation *& Ecosystem Perks*

We believe high-growth investing can be an active, engaging partnership. Investing on XChange Place delivers simple return calculations and potential for executive level events.

Investors also receive exclusive content—direct access to our blog, podcast, and curated articles covering alternative assets, market insights, and platform developments.

Modern Portfolio Design

An evolution in 60/40

The traditional 60% equities and 40% fixed-income framework is designed to dampen volatility and reduce risk. Yet in today's macro environment, the long-standing hedge between equities and fixed income has not always delivered the best outcome.

XChange Ventures represents an evolution of the 60/40 model—combining zero-coupon U.S. Treasuries, with maturities aligned to underlying risk assets, and high-upside fractional alternative classes within a single integrated vehicle.



EXECUTION LAYER

The Pipeline.

01



Aggregation

Sourcing high-yield, high-barrier-to-entry alternative assets through exclusive institutional relationships and private collectors.

Asset Verticals

Four high-conviction sectors where institutional relationships unlock exclusive, fractional alternative assets.



SECTOR 01

Sports Place

Direct equity participation in professional sporting franchises and leagues.



SECTOR 02

Entertainment Place

Streaming rights, royalties, and high-value digital music and film catalogues.



SECTOR 03

Art Place

Access to investment-grade fine timepiece assets with proven historical appreciation.



SECTOR 04

Real Estate Place

Fractional ownership in landmark commercial real estate developments globally.

LIMITED OFFERING

Indicate interest on Platform

FIRST NAME

Alexander

FAMILY NAME

Hamilton

EMAIL ADDRESS

alexander@domain.com

PHONE NUMBER

+1 (201) 555-0123

INDICATE INTEREST

IN

INDICATE INTEREST

By submitting, you agree to receive communications from XChange Place. This is not an offer to sell securities. Upon submission, you will be redirected to complete registration and access detailed investment information.

This communication may include statements that constitute "testing-the-waters" materials under Rule 255 of Regulation A. No money or other consideration is being solicited, and if sent, will not be accepted. No offer to buy the securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the U.S. Securities and Exchange Commission ("SEC") has been qualified. Any indication of interest involves no obligation or commitment of any kind. An offering of securities under Regulation A will only be made by means of an offering circular, and this communication does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall any sales be made in any jurisdiction where such activity would be unlawful prior to registration or qualification under applicable securities laws. No assurance can be given that the SEC will qualify the offering. Any financial or operational projections contained herein are forward-looking statements subject to significant risks and uncertainties, and actual results may differ materially.